Home Equity Loan-Backed Term Notes, GMACM Series 2005-HE2
		Payment Date	08/25/05

Servicing Certificate	Group 1
Beginning Pool Balance	815,487,215.94
Beginning PFA	278,798,572.54
Ending Pool Balance	887,857,908.03
Ending PFA Balance	181,995,462.25
Principal Collections	24,432,418.20
Principal Draws	-
Net Principal Collections	24,432,418.20
Active Loan Count	22,024

Interest Collections	5,067,808.93

Weighted Average Net Loan Rate	7.0845%
Net WAC Cap - Class A-1, Class A-2	5.8327%
Net WAC Cap - Class A-3, A-4, A-5, A-6	6.0271%
Substitution Adjustment Amount	0.00

Excess Cash	901,208.16

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	309,227,872.88	283,894,246.52	0.8596838	25,333,626.36	942,629.63	0.00	25.50%	3.540%
Class A-2	168,243,000.00	168,243,000.00	1.0000000	0.00	517,207.02	0.00	15.11%	3.570%
Class A-3	358,444,000.00	358,444,000.00	1.0000000	0.00	1,380,606.81	0.00	32.19%	4.622%
Class A-4	170,820,000.00	170,820,000.00	1.0000000	0.00	701,643.15	0.00	15.34%	4.929%
Class A-5	41,784,000.00	41,784,000.00	1.0000000	0.00	179,531.92	0.00	3.75%	5.156%
Class A-6	44,000,000.00	44,000,000.00	1.0000000	0.00	179,410.00	0.00	3.95%	4.893%
Class IO	143,710,000.00	143,710,000.00	1.0000000	0.00	718,550.00	0.00	0.00%	6.000%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	1,766,915.60
Overcollateralization Amount Increase (Decrease)	901,208.16
Outstanding Overcollateralization Amount	2,668,123.76
Target Overcollateralization Amount	22,303,885.84

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,383,818.23		41	0.16%
Delinquent Loans (60 Days)*	177,242.91		7	0.02%
Delinquent Loans (90 Days)*	-		0	0.00%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	-		0	0.00%
Foreclosures	146,772.50		1	0.02%
Bankruptcies	310,807.89		13	0.04%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.000%

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	0.00
Current Month Net Principal Recovery Amount	0.00
Ending Net Principal Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	2,122,152.29
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	2,122,152.29
Interest earned for Collection Period	5,059.68
Interest withdrawn related to prior Collection Period	313.70

Prefunding Account
Beginning Balance	278,798,572.54
Additional Purchases during Revolving Period	(96,803,110.29)
Excess of Draws over Principal Collections	0.00
To close prefunding remaining balance due Note Holders	0.00
Total Ending Balance as of Payment Date	181,995,462.25
Interest earned for Collection Period	576,798.52
Interest withdrawn related to prior Collection Period	38,239.73

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	-

Yield Maintenance Event - Class A-1	NO
Yield Maintenance Event - Class A-2	NO

Hedge Payment Class A-1	0.00
Hedge Payment Class A-2	0.00

Hedge Shortfall Amount - Class A-1	0.00
Hedge Shortfall Amount - Class A-2	0.00